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                                                                     EXHIBIT 99
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                               Contact:  Marc Grossman
                                         Sr. Vice President - Corporate Affairs
                                         (310) 205-4030




                   HILTON REPORTS SECOND QUARTER EARNINGS;

                  NET INCOME PER SHARE UP 20%; EBITDA UP 76%



     Beverly Hills, Calif., July 22, 1997 -- Hilton Hotels Corporation (NYSE:HLT) today reported results for the second quarter and six months ended June 30, 1997.

     Net income for the second quarter totaled $93 million, or $.36 per share, compared to $59 million, or $.30 per share, last year -- a 20 percent increase in earnings per share. Average shares outstanding were 251 million in 1997 versus 197 million in 1996.

     Second quarter earnings before interest, taxes, depreciation, amortization and non-cash items (EBITDA) totaled $278 million, compared to last year's $158 million. The increase was attributable to continued improvement in revenue per available room (REVPAR) and EBITDA at the company's owned and equity hotels, as well as the 1996 acquisitions of Bally Entertainment Corporation and the majority of The Prudential Insurance Company's interests in six full-service hotel properties.


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                                    LODGING

     EBITDA for Hilton's lodging division was $162 million, an increase of 54 percent from $105 million a year ago, reflecting 11% REVPAR growth and combined EBITDA margins nearing 37% at the company's owned and equity properties. Second quarter results in 1997 also benefited from increased ownership interests in six full-service properties -- the Chicago, San Francisco, New York, Washington, Capital and Rye Town Hiltons, as well as the acquisition of the Anchorage Hilton, completed in the first quarter 1997.

     In the second quarter, the company's "Top Ten" owned and equity hotels contributed $104 million in EBITDA, an increase of 58 percent from $66 million for the same period a year ago. On a "same store" basis, EBITDA from the "Top 10" increased 20 percent. These properties, located in New York, Chicago, Washington, New Orleans, San Francisco and Honolulu, continue to benefit from high demand and a lack of new supply in their respective markets. Average daily rate (ADR) at these ten hotels was $164.71 in the second quarter, compared with $150.70 last year, with occupancy showing a 1.5 point improvement to 84.3 percent, resulting in a REVPAR increase of 11 percent.

     Overall occupancy for Hilton's lodging division -- including all owned, equity and managed properties -- was 78.5 percent, up 1.5 points from 77.0 percent last year, with ADR improving 8 percent to $144.43. Overall lodging division REVPAR increased 11 percent from a year ago.


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                                     GAMING

     Benefiting from the addition of Bally's properties in Las Vegas, Atlantic City, Mississippi and New Orleans, along with outstanding results at the company's gaming facilities in Australia, Hilton's gaming division posted second quarter EBITDA of $136 million compared to $66 million last year. While overall gaming division occupancy declined 3.5 points to 87.8 percent, ADR rose 9 percent to $80.10.

     EBITDA at the Las Vegas Hilton was $10 million, comparable with last year's results. The property benefited from a baccarat win percentage of 29 percent, slightly above historical averages and above the low win percentage in last year's second quarter. However, the increase in baccarat win was offset by a decline in hotel revenues as evidenced by a 10.5 point decline in occupancy at the Las Vegas Hilton. ADR, however, increased 6 percent to $106.66.

     Bally's Las Vegas reported EBITDA of $23 million, which, while not included in the company's 1996 results, was up 10 percent from last year.
The property benefited from higher slot revenues and increased table game win during the quarter. Despite increased competition in the market, occupancy was flat at 93 percent, while ADR rose 7 percent to $91.35.

     The Flamingo Hilton-Las Vegas, coming off a strong second quarter 1996 and despite increased competition on the strip, reported EBITDA of $30 million, in line with last year's results. Occupancy declined to 93.4 percent, though ADR was up 9 percent to $85.11.

     Second quarter occupancy and ADR at all of Hilton's Nevada properties -- which includes six hotel-casinos in Las Vegas, Reno and Laughlin -- was 88.3 percent and $77.99, respectively, compared with 93.2 percent and $73.41 last year (including Bally's - Las Vegas).

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     During the quarter, Hilton broke ground and began construction on its
$760 million "Paris Casino Resort," located adjacent to Bally's on the Las Vegas Strip. The 2,900-room resort, which will feature an 85,000 square foot casino, is scheduled for completion in mid-1999.

     In Atlantic City, Bally's Park Place and The Atlantic City Hilton generated EBITDA of $35 million and $7 million, respectively. While not included in the company's consolidated results last year, EBITDA at these properties totaled $37 million and $15 million, respectively, in the 1996 second quarter.

     "The Wild Wild West," the company's new 70,000 square foot casino and the first themed casino in Atlantic City, opened July 1 adjacent to Bally's Park Place to enthusiastic crowds and outstanding preliminary results. Disruptions from construction of a new 300-room tower at The Atlantic City Hilton, along with a lower-than-normal table game win percentage, adversely impacted results at that hotel. The tower will be completed in late July 1997.

     Hilton's international gaming operations reported strong results in the second quarter, with double-digit EBITDA increases at the company's 20-percent owned casinos in the Gold Coast and Brisbane, Australia.

     The company's operations in Tunica, Laughlin and Kansas City continued to be adversely impacted by generally soft conditions in those markets, while the Reno Hilton rebounded as a result of the city's major bowling convention.

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                               SIX-MONTH RESULTS

     For the six months ended June 30, 1997, Hilton reported net income of $161 million, or $.62 per share, compared to $96 million, or $.49 per share, for the same period a year ago -- a 27 percent increase in net income per share. EBITDA for the six months totaled $509 million, compared with last year's $285 million.

     Hilton's lodging division reported six-month EBITDA of $273 million, a 48 percent increase from $184 million in 1996, while the company's gaming operations showed EBITDA of $269 million, compared with last year's $120 million.

     Between April and July, the company continued executing its strategy of accessing the favorable capital markets, by issuing $1 billion of Senior Unsecured Notes at an average rate of 7.5 percent and with an average life of
7.5 years.

     "The outstanding results we achieved in the second quarter and first half of 1997 were driven by the operating leverage inherent in owning full-service hotels in key U.S. markets, our major, high-quality presence in Las Vegas and Atlantic City and our ongoing commitment to our shareholders to improving operating margins and EBITDA throughout our company," said Stephen
F. Bollenbach, president and chief executive officer of Hilton Hotels
Corporation.

     He added, "While we have been very successful so far in 1997, we continue to work diligently on behalf of our shareholders to maximize our results for the remainder of this year and beyond."


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